               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                        -------------
                         Schedule 14A.
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


            AMERICAN INTERNATIONAL GROUP, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [Logo]

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2001

                                                                   April 9, 2001

To the Shareholders of
  AMERICAN INTERNATIONAL GROUP, INC.:

    The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. ('AIG') will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Wednesday, May 16, 2001, at 11:00 o'clock A.M., for the following purposes:

    1. To elect 18 directors of AIG to hold office until the next annual election and until their successors are elected and qualified;

    2. To act upon a proposal to select PricewaterhouseCoopers LLP as independent accountants for 2001;

    3. To act upon a shareholder proposal requesting AIG to change the Board nomination process;

    4. To act upon a shareholder proposal requesting AIG to provide a report on executive compensation;

    5. To act upon a shareholder proposal requesting AIG to distribute certain statistical data on employees;

    6. To act upon a shareholder proposal requesting AIG to adopt a policy requiring a majority of independent directors; and

    7. To transact any other business that may properly come before the meeting.

    Shareholders of record at the close of business on March 23, 2001 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

                                                  By Order of the Board of
                                                  Directors

                                                    KATHLEEN E. SHANNON
                                                                       Secretary

--------------------------------------------------------------------------------

    If you cannot be present at the meeting, please sign the enclosed proxy card and return it at once in the accompanying postage prepaid envelope or vote your shares by telephone or over the Internet.

                                     [Logo]

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                                PROXY STATEMENT

                                                                   April 9, 2001

    The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation ('AIG'), to be held on May 16, 2001, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the selection of PricewaterhouseCoopers LLP as independent accountants for 2001, against the shareholder proposal requesting AIG to change the Board nomination process, against the shareholder proposal requesting AIG to provide a report on executive compensation, against the shareholder proposal requesting AIG to distribute certain statistical data on employees, and against the shareholder proposal requesting AIG to adopt a policy requiring a majority of independent directors. These proxy materials are being mailed to shareholders of AIG commencing on or about April 9, 2001.

    Only shareholders of record at the close of business on March 23, 2001 will be entitled to vote at the meeting. On that date, 2,330,923,152 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share ('AIG Common Stock'), were outstanding, each such share of AIG Common Stock having one vote.

    Proxies marked as abstaining, and any proxies returned by brokers as 'non-votes' on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting. With respect to the election of directors, any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote. With respect to the selection of PricewaterhouseCoopers LLP as independent accountants and the four shareholder proposals, a broker non-vote will have no impact on the vote and an abstention will effectively be treated as a vote against the proposal.

--------------------------------------------------------------------------------
                                       1

                            I. ELECTION OF DIRECTORS

    Eighteen directors are to be elected at the meeting to hold office until the next annual election and until their successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. Leslie L. Gonda retired from your Board as of December 31, 2000. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Directors will be elected by a plurality of the votes cast. The nominees and certain information supplied by them to AIG are as follows:

[Photo]                    M. BERNARD AIDINOFF                 SENIOR COUNSEL, SULLIVAN & CROMWELL
                           Director since 1984                 (Attorneys)
                                                               Age 72

[Photo]                    ELI BROAD                           CHAIRMAN, SUNAMERICA INC. ('SUNAMERICA')
                           Director since 1999                 (a wholly-owned subsidiary of AIG)
                                                               Age 67

[Photo]                    PEI-YUAN CHIA                       RETIRED VICE CHAIRMAN, CITICORP
                           Director since 1996                 AND CITIBANK, N.A.
                                                               Age 62
                                                               Director, Baxter International, Inc.

[Photo]                    MARSHALL A. COHEN                   COUNSEL, CASSELS BROCK & BLACKWELL (Barristers
                           Director since 1992                 and Solicitors); FORMER PRESIDENT AND CHIEF
                                                               EXECUTIVE OFFICER, THE MOLSON COMPANIES
                                                               LIMITED
                                                               Age 66
                                                               Director, Barrick Gold Corporation
                                                                         Haynes International, Inc.
                                                                         Lafarge Corporation
                                                                         Metaldyne Corporation
                                                                         The Premcor Refining Group, Inc.
                                                                         Premcor USA, Inc.
                                                                         Toronto Dominion Bank

--------------------------------------------------------------------------------
                                       2

[Photo]                    BARBER B. CONABLE, JR.              RETIRED; FORMER PRESIDENT, WORLD BANK, AND FORMER
                           Director since 1991                 MEMBER, UNITED STATES HOUSE OF REPRESENTATIVES
                                                               Age 78

[Photo]                    MARTIN S. FELDSTEIN                 PROFESSOR OF ECONOMICS, HARVARD UNIVERSITY;
                           Director since 1987                 PRESIDENT AND CHIEF EXECUTIVE OFFICER, NATIONAL
                                                               BUREAU OF ECONOMIC RESEARCH
                                                               (Nonprofit Economic Research Center)
                                                               Age 61
                                                               Director, HCA-The Healthcare Company,
                                                                         TRW, Inc.

[Photo]                    ELLEN V. FUTTER                     PRESIDENT, AMERICAN MUSEUM OF NATURAL HISTORY
                           Director since 1999                 Age 51
                                                               Director, Bristol-Myers Squibb Company
                                                                         Consolidated Edison, Inc. (also serves
                                                                         as Trustee of Consolidated Edison
                                                                         Company of New York, Inc.)
                                                                         J.P. Morgan Chase & Co.

[Photo]                    MAURICE R. GREENBERG                CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                           Director since 1967                 Age 75
                                                               Director, Transatlantic Holdings, Inc.
                                                               ('Transatlantic'), which is owned
                                                               60.0 percent by AIG

                                                               Also serves as Chairman of Transatlantic, a
                                                               director, President and Chief Executive Officer
                                                               of C.V. Starr & Co., Inc. ('Starr'), and a
                                                               director of Starr International Company, Inc.
                                                               ('SICO') and International Lease Finance
                                                               Corporation ('ILFC'); Starr and SICO are private
                                                               holding companies (see 'Ownership of Certain
                                                               Securities'); ILFC is a wholly-owned subsidiary
                                                               of AIG

[Photo]                    CARLA A. HILLS                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
                           Director since 1993                 HILLS & COMPANY; FORMER UNITED STATES
                                                               TRADE REPRESENTATIVE
                                                               (Hills & Company provides international
                                                               investment, trade and risk advisory services)
                                                               Age 67
                                                               Director, AOL Time Warner Inc.
                                                                         Chevron Corporation
                                                                         Lucent Technologies Inc.

--------------------------------------------------------------------------------
                                       3

[Photo]                    FRANK J. HOENEMEYER                 FINANCIAL CONSULTANT;
                           Director since 1985                 RETIRED VICE CHAIRMAN,
                                                               PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                                               Age 81
                                                               Director, Carey Fiduciary Advisors, Inc.
                                                                         Cincinnati, Inc.

[Photo]                    RICHARD C. HOLBROOKE                FORMER UNITED STATES AMBASSADOR TO THE UNITED
                           Elected February 7, 2001            NATIONS; FORMER VICE CHAIRMAN, CREDIT SUISSE
                                                               FIRST BOSTON
                                                               Age 59

[Photo]                    EDWARD E. MATTHEWS                  VICE CHAIRMAN  --  INVESTMENTS AND FINANCIAL
                           Director since 1973                 SERVICES, AIG
                                                               Age 69
                                                               Director, Transatlantic
                                                               Also serves as a director of Starr, SICO and ILFC

[Photo]                    HOWARD I. SMITH                     EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL
                           Director since 1997                 OFFICER, AIG
                                                               Age 56
                                                               Director, Transatlantic
                                                                         21st Century Insurance Group ('21st
                                                                         Century'), which is owned 62.8 percent
                                                                         by AIG
                                                               Also serves as a director of Starr, SICO and ILFC

[Photo]                    THOMAS R. TIZZIO                    SENIOR VICE CHAIRMAN  --  GENERAL
                           Director since 1986                 INSURANCE, AIG
                                                               Age 63
                                                               Director, Transatlantic
                                                               Also serves as a director of Starr and SICO

--------------------------------------------------------------------------------
                                       4

[Photo]                    EDMUND S.W. TSE                     VICE CHAIRMAN  --  LIFE INSURANCE, AIG
                           Director since 1996                 Age 63
                                                               Also serves as a director of Starr and SICO

[Photo]                    JAY S. WINTROB                      PRESIDENT AND CHIEF EXECUTIVE OFFICER, SUNAMERICA
                           Director since 1999                 Age 44
                                                               Director, Anchor National Life Insurance
                                                                         Company and First SunAmerica Life
                                                                         Insurance Company, wholly-owned
                                                                         subsidiaries of AIG
                                                               Also serves as a director of Starr and SICO

[Photo]                    FRANK G. WISNER                     VICE CHAIRMAN  --  EXTERNAL AFFAIRS, AIG
                           Director since 1997                 Age 62
                                                               Director, EOG Resources, Inc.

[Photo]                    FRANK G. ZARB                       CHAIRMAN, NATIONAL ASSOCIATION OF SECURITIES
                           Elected February 7, 2001            DEALERS, INC. AND THE NASDAQ STOCK MARKET, INC.
                                                               Age 66

    The principal occupation or affiliation of the nominees is shown in bold face type. Each of the directors who is also an executive officer of AIG except for Mr. Wisner has, for more than five years, occupied an executive position with AIG or companies that are now its subsidiaries, and, except as hereinafter noted, each other director has occupied an executive position with his company or organization listed above for at least five years. Mr. Wisner served as a career foreign service officer with the United States Department of State from 1961 through July 1997, with his last position being Ambassador to India.
Mr. Holbrooke served as United States Ambassador to the United Nations from 1999 to 2001; prior to that he served as Vice Chairman of Credit Suisse First Boston from 1996 to 1999, Chief United States negotiator for the 1995 Dayton Peace Accords in Bosnia, and United States Assistant Secretary of State for European and Canadian Affairs from 1994 to 1996. Mr. Zarb was Chairman, President and Chief Executive Officer of Alexander & Alexander Services, a worldwide insurance brokerage and professional services consulting firm, from 1994 to January 1997 and joined the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market, Inc. as Chief Executive Officer in February 1997. Mr. Cohen became counsel to Cassels Brock & Blackwell on September 12, 1996, having previously served as President and Chief Executive Officer of The Molson Companies Limited.

    There were four regularly scheduled meetings and two special meetings of the Board during 2000. All of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served.

    The Audit Committee, which held seven meetings during 2000, assists the Board's oversight of AIG's financial reporting process. As part of its oversight role, the Committee recommends to the Board the nomination of the independent accountants as auditors for the ensuing fiscal year. Messrs. Aidinoff, Conable, Hoenemeyer and Mrs. Hills were the members of the Audit Committee during 2000, and Mr. Zarb was appointed to the Committee on March 13, 2001.

    The Stock Option and Compensation Committee, which held nine meetings during 2000, administers the various AIG stock option and other compensation plans, establishes the compensation of the Chief Executive Officer and sets policy for compensation for senior management. Messrs. Cohen, Conable and Hoenemeyer and Ms. Futter were members of the Committee during 2000, and Mr. Holbrooke was appointed to the Committee on March 13, 2001.

    The principal function of the Executive Committee, which held six meetings in 2000, is to act for the Board between Board meetings. Messrs. Aidinoff, Greenberg, Hoenemeyer, Matthews and Tizzio are the current members of the Executive Committee.

    The Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries, held twelve meetings during 2000. Messrs. Aidinoff, Broad, Chia, Conable, Feldstein, Greenberg, Hoenemeyer, Matthews, Smith and Wintrob served as members of the Finance Committee during 2000, and Messrs. Holbrooke and Zarb were appointed to the Committee on March 13, 2001.

    AIG's Board, acting as a whole, performs the functions of a nominating committee.

OWNERSHIP OF CERTAIN SECURITIES

    The following table summarizes the ownership of equity securities of AIG, Starr and SICO by the directors, all of whom are nominees and which include all of the current executive officers named in the Summary Compensation Table (as set forth under the caption 'Compensation of Directors and Executive Officers'), and by the directors and current executive officers as a group.

                                                       EQUITY SECURITIES OF AIG, STARR AND SICO
                                                     OWNED BENEFICIALLY AS OF JANUARY 31, 2001(1)
                                 ------------------------------------------------------------------------------------
                                                                             STARR                      SICO
                                               AIG                        COMMON STOCK              VOTING STOCK
                                           COMMON STOCK             ------------------------   ----------------------
                                 --------------------------------    AMOUNT AND                AMOUNT AND
                                 AMOUNT AND NATURE OF    PERCENT      NATURE OF     PERCENT     NATURE OF    PERCENT
                                      BENEFICIAL            OF       BENEFICIAL        OF      BENEFICIAL       OF
 DIRECTOR OR EXECUTIVE OFFICER   OWNERSHIP(2)(3)(4)(5)    CLASS     OWNERSHIP(6)     CLASS      OWNERSHIP     CLASS
 -----------------------------   ---------------------   --------   -------------   --------   -----------   --------
M. Bernard Aidinoff............           92,051             (7)            0         --            0          --
Eli Broad......................       35,004,774           1.49             0         --            0          --
Pei-yuan Chia..................           39,324             (7)            0         --            0          --
Marshall A. Cohen..............           68,034             (7)            0         --            0          --
Barber B. Conable, Jr. ........           77,574             (7)            0         --            0          --
Martin S. Feldstein............          111,561             (7)            0         --            0          --
Ellen V. Futter................            2,487             (7)            0         --            0          --
M.R. Greenberg.................       48,232,189           2.07         5,000        21.86         10          8.33
Carla A. Hills.................           72,506             (7)            0         --            0          --
Frank J. Hoenemeyer............          110,095             (7)            0         --            0          --
Richard C. Holbrooke...........                0           --               0         --            0          --
Edward E. Matthews.............        1,658,954            .07         2,250         9.84         10          8.33
Howard I. Smith................          376,135            .02         1,750         7.65         10          8.33
Thomas R. Tizzio...............        1,078,734            .05         1,750         7.65         10          8.33
Edmund S.W. Tse................          670,039            .03         1,750         7.65         10          8.33
Jay S. Wintrob.................        2,142,031            .09           750         3.28          0          --
Frank G. Wisner................           14,823             (7)            0         --            0          --
Frank G. Zarb..................                0           --               0         --            0          --
All Directors and Executive
 Officers of AIG as a
 Group (35 individuals)........       91,121,106           3.76        18,375        80.33         60         50.00

                                                        (footnotes on next page)

(footnotes from preceding page)

(1) Amounts of equity securities of Starr and SICO shown represent shares as to which the individual has sole voting and investment power. With respect to shares of AIG Common Stock, totals include shares as to which the individual shares voting and investment power as follows: Feldstein -- 23,727 shares with his wife, Greenberg -- 43,668,265 shares with his wife and 119,857 shares with co-trustees, Tizzio -- 499,818 shares with his wife, and all directors and executive officers of AIG as a group -- 44,332,249 shares.

(2) Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
    Aidinoff -- 54,232 shares, Broad -- 15,914,256 shares, Chia -- 22,593 shares, Cohen -- 54,232 shares, Conable -- 54,232 shares,
    Feldstein -- 54,232 shares, Greenberg -- 1,473,631 shares, Hills -- 54,232 shares, Hoenemeyer -- 54,232 shares, Matthews -- 531,444 shares,
    Smith -- 224,354 shares, Tizzio -- 524,300 shares, Tse -- 331,053 shares, Wintrob -- 1,332,924 shares, Wisner -- 14,341 shares, and all directors and executive officers of AIG as a group -- 21,422,357 shares.

(3) Amount of shares shown for each of Mr. Greenberg, Mr. Matthews and Mr. Smith does not include 19,237,208 shares held as trustee for the Starr Trust, as to which each of them disclaims beneficial ownership. Inclusion of these shares would increase the total ownership shown for each of them by .82 percent.

(4) Amount of equity securities shown also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership:
    Aidinoff -- 2,364 shares, Matthews -- 22,100 shares, and all directors and executive officers of AIG as a group -- 48,576 shares.

(5) Amount of shares shown for Mr. Greenberg also excludes 6,146,915 shares owned directly by Starr (representing 21.8579 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.

(6) As of January 31, 2001, Starr also had outstanding 5,625 shares of Common Stock Class B, a non-voting stock, and 3,838 shares of Preferred Stock, Series X-1. None of the nominees holds such shares. Shares of Starr's Series A through Series T Preferred Stock and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 2001: Preferred Stock, Series A -- Greenberg (5,000) and Matthews (1,500); Preferred Stock, Series B -- Greenberg (5,000) and Matthews (1,750); Preferred Stock,
    Series C -- Greenberg (5,000), Matthews (1,750) and Tizzio (125); Preferred Stock, Series D -- Greenberg (5,000), Matthews (1,750) and Tizzio (375); Preferred Stock, Series E -- Greenberg (5,000), Matthews (2,000), Smith
    (125), Tizzio (625) and Tse (125); Preferred Stock, Series F -- Greenberg (5,000), Matthews (2,000), Smith (250), Tizzio (1,000) and Tse (125);
    Preferred Stock, Series G -- Greenberg (5,000), Matthews (2,250), Smith
    (375), Tizzio (1,000) and Tse (250); Preferred Stock, Series H -- Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000) and Tse (250);
    Preferred Stock, Series I -- Greenberg (5,000), Matthews (2,250), Smith
    (500), Tizzio (1,000) and Tse (250); Preferred Stock, Series J -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,000) and Tse (500);
    Preferred Stock, Series K -- Greenberg (5,000), Matthews (2,250), Smith
    (625), Tizzio (1,250) and Tse (750); Preferred Stock, Series L -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250) and Tse (750);
    Preferred Stock, Series M -- Greenberg (5,000), Matthews (2,250), Smith
    (750), Tizzio (1,500) and Tse (1,000); Preferred Stock,
    Series N -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125); Preferred Stock, Series O -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125); Preferred Stock, Series P -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125); Preferred Stock, Series Q -- Greenberg (5,000), Matthews (2,250), Smith (1,250), Tizzio (1,750) and Tse (1,375);
    Preferred Stock, Series R -- Greenberg (5,000), Matthews (2,250), Smith (1,375), Tizzio (1,750) and Tse (1,500); Preferred Stock, Series S -- Greenberg (5,000), Matthews (2,250), Smith (1,500), Tizzio (1,750) and Tse (1,625); Preferred Stock, Series T -- Greenberg (5,000), Matthews (2,250), Smith (1,500), Tizzio (1,750), Tse (1,625) and Wintrob (750) and 5%
    Subordinated Preferred Stock -- Greenberg (100). The total outstanding shares were: Preferred Stock, Series A (8,490), Preferred Stock, Series B (8,305), Preferred Stock, Series C (7,750), Preferred Stock, Series D (8,500), Preferred Stock, Series E (9,750), Preferred Stock, Series F (11,125), Preferred Stock, Series G (11,875), Preferred Stock, Series H (12,375), Preferred Stock, Series I (12,750), Preferred Stock, Series J (13,625), Preferred Stock, Series K (14,250), Preferred Stock, Series L (14,250), Preferred Stock, Series M (15,625), Preferred Stock, Series N (16,875), Preferred Stock, Series O (16,875), Preferred Stock, Series P (17,375), Preferred Stock, Series Q (20,625), Preferred Stock, Series R (21,750), Preferred Stock, Series S (22,750), Preferred Stock, Series T (27,000) and 5% Subordinated Preferred Stock (100).

(7) Less than .01%.
                                       7

    The only person who, to the knowledge of AIG, owns in excess of five percent of the AIG Common Stock is SICO, P.O. Box 152, Hamilton, Bermuda. At January 31, 2001, SICO held 317,760,102 shares, or 13.62 percent of the outstanding AIG Common Stock. The Starr Foundation and Starr (both having executive offices at 70 Pine Street, New York, New York) held 63,116,895 shares and 47,359,346 shares (including 19,237,208 shares held by the C. V. Starr & Co. Inc. Trust), or 2.71 percent and 2.03 percent, respectively, of the outstanding AIG Common Stock on that date. Starr, SICO and the Starr Foundation, together with the directors and officers of AIG and its subsidiaries, beneficially owned AIG Common Stock with a market value of approximately $45.89 billion on January 31, 2001, based on the closing sales price on the New York Stock Exchange of $85.02 per share, representing approximately 23.9 percent of AIG Common Stock, which had total market capitalization on that date of approximately $198.4 billion.

    At January 31, 2001, the nominees also held options which may be exercised within 60 days with respect to shares of Transatlantic and 21st Century as follows: Transatlantic common stock, $1.00 par value: Greenberg -- 72,500 shares, Matthews -- 36,250 shares, Smith -- 5,500 shares and Tizzio -- 36,250 shares; 21st Century common stock, without par value: Smith -- 16,000 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10 percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, executive officers and 10 percent holders during 2000 were a late filing of the Form 3 by Mr. Michael J. Castelli upon his designation as an executive officer, one late report filed by Mr. John J. Roberts, an honorary director reflecting his sale of 100,000 shares and the sale of 100,000 shares by a trust in which he holds an indirect interest, and one late filing by SICO reflecting the disposition of 55,358 shares to retiring employees of AIG under the SICO Plan (as described in Footnote 3 to the Summary Compensation Table under 'Compensation of Directors and Executive Officers').

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    Directors who are employees of AIG or its subsidiaries do not receive fees for service on the Board or the committees. Each other director of AIG receives director's fees of $15,000 per year, plus $1,500 for each Board meeting attended. An annual fee of $3,500 is paid to each member of each committee of the Board. Members of each committee also receive $1,500 for each committee meeting attended. In addition, directors who are not employees of AIG or its subsidiaries receive 400 shares of AIG Common Stock per year. Directors who are not employees of AIG receive annually an option to purchase 2,500 shares of AIG Common Stock at an option price equal to the fair market value of AIG Common Stock on the date of grant which is the date of the Annual Meeting of Shareholders. Certain directors who are not employees of AIG also serve as directors of various subsidiaries of AIG and receive fees for their service in that capacity.

    Mr. Aidinoff is Senior Counsel to the law firm of Sullivan & Cromwell, which in 2000 provided legal services to AIG and its subsidiaries, receiving normal fees for services rendered. Mrs. Hills has entered into a consulting arrangement on trade issues with AIG through Hills & Company, whereby she provides services to AIG.

    The following Summary Compensation Table sets forth the compensation accrued for services in all capacities to AIG and its subsidiaries by the 'named executive officers' required to be disclosed pursuant to the proxy rules of the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                 COMPENSATION
                                 ANNUAL COMPENSATION   ---------------------------------                          SICO
         NAME AND                --------------------       AWARDS            LTIP         ALL OTHER          LTIP PAYOUTS
    PRINCIPAL POSITION     YEAR   SALARY      BONUS    STOCK OPTIONS(#)     PAYOUTS     COMPENSATION(1)  NOT PAID BY AIG(2)(3)
    ------------------     ----   ------      -----    ----------------     -------     ---------------  ---------------------
M.R. Greenberg ........... 2000  $1,000,000 $5,000,000(4)   200,000        $  --           $85,500           $23,655,000
Chairman and Chief         1999   1,000,000  5,000,000(4)   225,000(5)        --            85,000                --
 Executive Officer         1998   1,000,000  5,000,000(4)   187,500(6)        --            85,000            15,460,000

T.R. Tizzio .............. 2000     654,700    580,000       20,000           --            34,300             9,462,000
Senior Vice Chairman --    1999     654,700    530,000       22,500(5)        --            33,100                --
 General Insurance         1998     606,623    530,000       28,125(6)        --            33,800             6,184,000

E.E. Matthews ............ 2000     700,000    545,000       40,000           --            32,900             8,279,250
Vice Chairman --           1999     680,769    520,000       45,000(5)        --            33,100                --
 Investments and           1998     617,500    435,000       46,875(6)        --            33,100             4,638,000
 Financial Services

E.S.W. Tse ............... 2000     536,156    634,717       40,000           --            76,395             8,279,250
Vice Chairman --           1999     462,130    597,157       45,000(5)        --            67,512                --
 Life Insurance            1998     402,455    367,157       46,875(6)        --            50,368             3,092,000

H. I. Smith .............. 2000     480,000    425,000       35,000           --            59,300             5,913,750
Executive Vice President   1999     422,308    400,000       37,500(5)        --            26,474                --
 and Chief Financial       1998     371,923    256,000       28,125(6)        --            30,180             2,782,620
Officer

E.G. Greenberg ........... 2000     525,000    360,000      --                --            10,500                --
President and Chief        1999     603,846    630,000       75,000(5)        --            10,000                --
 Operating Officer through 1998     482,692    340,000       65,625(6)        --            10,000             3,092,000
 September 18, 2000

---------

(1) Amounts shown for Messrs. M.R. Greenberg, Tizzio and Matthews represent matching contributions under AIG's 401(k) Plan and amounts received as director's fees from Transatlantic. Amounts shown for Mr. Tse reflect contributions by AIG to the American International Companies (Hong Kong) Staff Provident Plan. Amounts shown for Mr. Smith include matching contributions to AIG's 401(k) plan and amounts received as director's fees from Transatlantic and 21st Century. Amounts shown for E.G. Greenberg represent matching contributions under AIG's 401(k) Plan.

(2) The LTIP payouts will be made by SICO pursuant to its Deferred Compensation Profit Participation Plan (the 'SICO Plan') and will not be paid by or charged to AIG. The values shown for the year 2000 with respect to the SICO LTIP Payouts had decreased to the following amounts as of February 28, 2001:
    M.R. Greenberg -- $19,632,000; Tizzio -- $7,852,800; Matthews -- $6,871,200;
    Tse -- $6,871,200; and Smith -- $4,908,000.

(3) Amounts shown do not represent actual payments. Payments do not begin until the employee retires after reaching age 65. Payments are subject to forfeiture in the event of termination prior to age 65. Amounts shown in 1998 represent the value, based on the closing sale price of AIG Common Stock on December 31, 1998 ($51.53), of shares of AIG Common Stock allocated with respect to the January 1, 1997 to December 31, 1998 period but not distributed under the SICO Plan. Amounts shown in 2000 represent the value, based on the closing sale price of AIG Common Stock on December 31, 2000 ($98.5625), of shares of AIG Common Stock allocated with respect to the January 1, 1999 to December 31, 2000 period but not distributed under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by AIG. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, but none of the individuals named in the Summary Compensation Table is eligible for such early pay-out with respect to units awarded to them. Prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 1999, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1996 with respect to the January 1, 1997 to December 31, 1998 period. The values shown for the year 1998 represent the number of AIG shares allocated to named executive officers as follows: M.R. Greenberg -- 300,000 shares; Tizzio -- 120,000 shares; Matthews -- 90,000 shares; Tse -- 60,000 shares;
                                              (footnotes continued on next page)

(footnotes continued from preceding page)
    Smith -- 54,000 shares; and E.G. Greenberg -- 60,000 shares. All 1998 share amounts and sale prices are adjusted to reflect the stock splits effected as a 25 percent stock dividend in July, 1999 and a 50 percent stock dividend in July, 2000. In March, 2001, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1998 with respect to the January 1, 1999 to December 31, 2000 period. The values shown for the year 2000 represent the number of AIG shares allocated to named executive officers as follows: M.R. Greenberg -- 240,000 shares; Tizzio -- 96,000 shares;
    Matthews -- 84,000 shares; Tse -- 84,000 shares; and Smith -- 60,000 shares.

(4) Paid pursuant to the Chief Executive Officer Compensation Plan approved by the shareholders in May, 1997.

(5) Adjusted to reflect stock split effected as a 50 percent stock dividend in July, 2000.

(6) Adjusted to reflect stock splits effected as a 25 percent stock dividend in July, 1999 and a 50 percent stock dividend in July, 2000.

    The following table summarizes certain information with respect to grants of options to purchase AIG Common Stock which were granted during 2000 to the individuals named in the Summary Compensation Table, to all executive officers of AIG as a group, and to all employees.

                             OPTION GRANTS IN 2000

                                                                                                POTENTIAL REALIZABLE VALUE* AT
                                                       PERCENTAGE OF                               ASSUMED ANNUAL RATES OF
                                                       TOTAL OPTIONS                             STOCK PRICE APPRECIATION FOR
                                            OPTIONS     GRANTED TO     EXERCISE                          OPTION TERM
                                  DATE      GRANTED      EMPLOYEES       PRICE     EXPIRATION   ------------------------------
             NAME               OF GRANT      (1)       DURING 2000    PER SHARE      DATE      5 PERCENT(2)    10 PERCENT(3)
             ----               --------   ---------    -----------    ---------   ----------   ------------    -------------
M.R. Greenberg................  12/14/00     200,000       9.1776      $96.5625     12/14/10    $   12,145,527     $ 30,779,151
T.R. Tizzio...................  12/14/00      20,000        .9178       96.5625     12/14/10         1,214,553        3,077,915
E.E. Matthews.................  12/14/00      40,000       1.8355       96.5625     12/14/10         2,429,106        6,155,830
E.S.W. Tse....................  12/14/00      40,000       1.8355       96.5625     12/14/10         2,429,106        6,155,830
H.I. Smith....................  12/14/00      35,000       1.6061       96.5625     12/14/10         2,125,467        5,386,351
E.G. Greenberg................        --          --           --       --                --              --               --
All Executive Officers of AIG
 as a Group
 (24 individuals).............   Various     440,000      20.1907       96.4517(4)   Various        26,689,501       67,636,435
All Directors who are not
 Executive Officers of AIG as
 a Group (11 Individuals).....   5/17/00      12,000      N/A           78.75        5/17/10           594,305        1,506,087
All Employees other than
 Executive Officers as a
 Group........................   Various   1,739,220      N/A           95.48(4)     Various       104,434,698      264,658,029
All Shareholders Stock
 Appreciation(5)..............    N/A         N/A         N/A             N/A         N/A       $144.6 billion   $366.4 billion
All Unaffiliated Shareholders
 Stock Appreciation(5)........    N/A         N/A         N/A             N/A         N/A       $110.9 billion   $281.0 billion

---------

 * OPTIONS WOULD HAVE NO REALIZABLE VALUE IF THERE WERE NO APPRECIATION OR IF THERE WERE DEPRECIATION FROM THE PRICE AT WHICH THE OPTIONS WERE GRANTED.

(1) All options were granted pursuant to the 1999 Stock Option Plan at an exercise price equal to the fair market value of such stock at the date of grant. The option grants to all executive officers including the named individuals provide that 25 percent of the options granted on any date become exercisable on each anniversary date in each of the successive four years.

(2) Appreciated price would be $157.29 per share for the individuals named, $157.11 per share for all executive officers, a weighted average of $128.28 per share for directors and a weighted average of $155.53 per share for all employees.

(3) Appreciated price would be $250.46 per share for the individuals named, $250.17 per share for all executive officers, a weighted average of $204.26 per share for directors and a weighted average of $247.65 per share for all employees.

(4) Weighted average exercise price per share.

(5) Calculated using the 2,332,713,121 shares of AIG Common Stock outstanding at December 31, 2000.

    Messrs. M.R. Greenberg, Tizzio, Matthews and Smith were granted options to purchase 10,000 shares, 5,000 shares, 5,000 shares and 3,000 shares, respectively, of common stock of Transatlantic at an exercise price of $95.25 per share (the fair market value of Transatlantic common stock on the date of grant) on November 30, 2000 as compensation for services to Transatlantic. These grants provide that 25 percent of the options granted become exercisable on each anniversary date in each of the successive four years and that the option expires ten years from the date of grant.

    Mr. Smith and Messrs. Dooley and Sandler, executive officers, were each granted options to purchase 4,000 shares of common stock of 21st Century at a price of $22.125 per share on May 23, 2000 as compensation for services to 21st Century. These options become exercisable on May 23, 2010.

    The following table summarizes certain information with respect to the exercise of options to purchase AIG Common Stock during 2000 by the individuals named in the Summary Compensation Table and the unexercised options to purchase AIG Common Stock held by such individuals at December 31, 2000.

      AGGREGATED OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 2000
                      AND DECEMBER 31, 2000 OPTION VALUES

                                                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS
                                 SHARES                        DECEMBER 31, 2000       AT DECEMBER 31, 2000(2)(3)
                              ACQUIRED ON       VALUE      -------------------------   --------------------------
            NAME                EXERCISE     REALIZED(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              ------------   -----------   -------------------------   -------------------------
M.R. Greenberg..............    427,147(4)   $29,505,211(4)    1,473,631/515,235        $112,066,585/$14,964,889
T.R. Tizzio.................     74,604(5)     6,030,397(5)      524,300/ 65,001          41,466,666/  2,273,884
E.E. Matthews...............     66,444        4,354,222         531,444/111,251          41,621,117/  3,450,291
E.S.W. Tse..................     18,984        1,564,023         331,053/111,251          24,713,491/  3,450,291
H.I. Smith..................     64,071        4,508,759         224,354/ 85,626          16,962,433/  2,394,892
E.G. Greenberg..............    178,730       10,435,561            --                            --

---------

(1) Aggregate market value on date of exercise (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(2) Aggregate market value on December 31, 2000 (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(3) Value of unexercised in-the-money options held by the above-named individuals had decreased to the following amounts as of February 28, 2001:

                                                       EXERCISABLE/UNEXERCISABLE
                                                       -------------------------
M.R. Greenberg.......................................   $87,364,834/$9,280,754
T.R. Tizzio..........................................    32,678,079/ 1,479,555
E.E. Matthews........................................    27,712,719/ 2,175,946
E.S.W. Tse...........................................    19,164,203/ 2,175,946
H.I. Smith...........................................    13,201,691/ 1,476,274

(4) Receipt of 189,843 shares with an aggregate value of $15,308,256 was deferred.

(5) Receipt of 66,445 shares with an aggregate value of $5,357,886 was deferred.

    The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 2000 (with respect to the 2001-2002 period) to the individuals named in the Summary Compensation Table.

             SICO LONG-TERM INCENTIVE PLANS  --  AWARDS IN 2000(1)

                    NAME                       NUMBER OF UNITS   PERFORMANCE PERIOD   ESTIMATED FUTURE PAYOUTS
                    ----                       ---------------   ------------------   ------------------------
M.R. Greenberg...............................      10,000            Two years             240,000 shares
T.R. Tizzio..................................       4,000            Two years              96,000 shares
E.E. Matthews................................       4,000            Two years              96,000 shares
E.S.W. Tse...................................       4,000            Two years              96,000 shares
H.I. Smith...................................       4,000            Two years              96,000 shares

---------

(1) Awards represent grants of units under the SICO Plan described in Footnote 3 to the Summary Compensation Table with respect to the two-year period from January 1, 2001 through December 31, 2002. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of
                                              (footnotes continued on next page)

(footnotes continued from preceding page)
    Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 2001-2002 period and the value of such shares cannot be determined at this time. The number of shares shown under 'Estimated Future Payouts' represent the number of shares allocable to the named individuals based upon the units awarded to them for the 2001-2002 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 2001-2002 period were the same as those used to allocate the shares of AIG Common Stock for the 1999-2000 period. As noted in the description of the SICO Plan in Note 3 to the Summary Compensation Table, prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age.

                              -------------------
    In order to facilitate the performance of their management responsibilities, AIG provides to the individuals named in the Summary Compensation Table automobiles and drivers and to these individuals and other officers and employees the use of a yacht and corporate aircraft, club memberships, recreational opportunities and clerical and investment management services. These facilities are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of AIG. Any personal benefit any of these persons may have derived from the use of these facilities or from the services provided is regarded as incidental and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table. In connection with his employment and relocation to New York, AIG has paid certain expenses involved with Mr. Wisner's purchase of a cooperative apartment and provided credit support for his mortgage. During 2000, Mr. Martin Sullivan, an executive officer, was provided a mortgage loan by AIG in connection with his relocation from London to New York. The maximum amount of such loan outstanding during 2000 and at January 31, 2001 was $285,375 at an interest rate of 4.94 percent per annum. During 2000, Mr. R. Kendall Nottingham, an executive officer, was provided a mortgage loan by AIG with an effective annual interest rate of 7.375 percent per annum. The maximum amount of such loan outstanding during 2000 and at January 31, 2001 was $701,995.

    Messrs. M.R. Greenberg, Matthews, Smith, Tizzio, Tse and Wintrob or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for AIG matters and such compensation is not included in the compensation for services to AIG shown in the Summary Compensation Table.

    AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 2001 is approximately $1,619,000.

PENSION BENEFITS

    Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ('Original Pension Plan'). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least
10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ('Current Retirement Plan') was established, with provisions substantially the same as the Original Pension Plan, except for the non-contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less

1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's 'covered compensation' (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.75% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus .925% times Average Final Compensation up to 150% of the employee's 'covered compensation', plus 1.425% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service after April 1, 1985 (up to 35 years), plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

    As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

    The AIG savings plan ('401(k) Plan') for employees provides for salary reduction contributions by employees and matching contributions by AIG. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

    Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental retirement plan (the 'Supplemental Plan') are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

         AVERAGE
    FINAL COMPENSATION      10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
    ------------------      --------   --------   --------   --------   --------   --------   --------
  $ 125,000...............  $ 11,568   $ 26,568   $ 41,568   $ 56,568   $ 56,568   $ 56,568   $ 56,568
  $ 150,000...............    17,568     35,568     53,568     71,568     71,568     71,568     71,568
  $ 175,000...............    23,568     44,568     65,568     86,568     86,568     86,568     86,568
  $ 200,000...............    29,568     53,568     77,568    101,568    101,568    101,568    101,568
  $ 225,000...............    35,568     62,568     89,568    116,568    116,568    116,568    116,568
  $ 250,000...............    41,568     71,568    101,568    131,568    131,568    131,568    131,568
  $ 300,000...............    53,568     89,568    125,568    161,568    161,568    161,568    161,568
  $ 375,000...............    71,568    116,568    161,568    206,568    206,568    206,568    206,568
  $ 400,000...............    77,568    125,568    173,568    221,568    221,568    221,568    221,568
  $ 500,000...............   101,568    161,568    221,568    281,568    281,568    281,568    281,568
  $ 750,000...............   161,568    251,568    341,568    431,568    431,568    431,568    431,568
  $1,000,000..............   221,568    341,568    461,568    581,568    581,568    581,568    581,568
  $1,375,000..............   311,568    476,568    641,568    806,568    806,568    806,568    806,568

    With respect to the individuals named in the Summary Compensation Table, other than Mr. Tse, their respective years of credited service (under both plans) through December 31, 2000 are as follows: M.R. Greenberg -- 40 years; Tizzio -- 32.7 years; Matthews -- 27.2 years; Smith -- 15.8 years; and E.G. Greenberg -- 18 years. Pensionable salary includes the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to supplementary bonuses or overtime pay. For such named individuals, pensionable salary during 2000 was as follows: M.R. Greenberg -- $1,000,000;
Tizzio -- $654,700; Matthews -- $700,000; Smith -- $480,000; and E.G.
Greenberg -- $525,000.

    During 1986, AIG adopted the Supplemental Plan to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, annual benefits, not to exceed 60% of Average Final Compensation, accrue at a rate of 2.4% of Average Final Compensation for each year of service or fraction thereof for each full month of active employment. The benefit payable under the Supplemental Plan is reduced by payments from the Original Pension Plan, the Current Retirement Plan, Social Security Benefit and any payments from a qualified pension plan of a prior employer. Messrs. M.R. Greenberg, Matthews, Smith and Tizzio were participants in the Supplemental Plan at December 31, 2000. Federal legislation limits the benefits which may be payable from the Current Retirement Plan. Effective January 1, 1991, the Supplemental Plan was amended to provide a benefit to most Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the federal limitation.

    Mr. Tse participates in the American International Companies (Hong Kong) Staff Provident Plan, a defined contribution plan which requires employee contributions of five percent of salary. Contributions to this plan by AIG vary based on employee service. During 2000, AIG contributed 12.5 percent of Mr. Tse's pensionable salary of $611,156 to the plan based on his 39.7 years of service.

CERTAIN TRANSACTIONS

    Certain transactions in 2000 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

                                                                  SICO          STARR
                                                                  AND            AND
                                                              SUBSIDIARIES   SUBSIDIARIES
                                                              ------------   ------------
                                                                    (in thousands)
AIG and Subsidiaries Paid:
    For production of insurance business*...................     $--           $59,800
    For services (at cost)* *...............................      1,400         --
    Rentals.................................................      4,300             41
AIG and Subsidiaries Received:
    For services (at cost)* *...............................        600         11,700
    Rentals.................................................         22          1,300

---------

  * From these payments, which constituted approximately 37% of Starr's gross revenues for the year, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid at terms available to unaffiliated parties, and represent approximately 0.1% of the gross revenues of AIG.

* * These services are provided and obtained at a cost which, in the opinion of the management of AIG, does not exceed the cost of obtaining such services from unaffiliated sources.

    In addition, from time to time, a subsidiary of SICO may assume insurance risks from third party reinsurers which may have assumed risks from AIG subsidiaries.

PERFORMANCE GRAPH

    The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five year period (December 31, 1995 to December 31, 2000) with the cumulative total return of the Standard & Poor's 500 stock index (which includes AIG) and a peer group of companies (the 'New Peer Group') consisting of eight insurance companies to which AIG compares its business and operations: ACE Limited, Allstate Corporation, American General Corporation, Chubb Corporation, CNA Financial Corporation, Hartford Financial Services Group, Inc. (formerly known as ITT Hartford Group, Inc.), Lincoln National Corporation and The St. Paul Companies. The Performance Graph also compares the cumulative total return on AIG Common Stock to the return of a group of companies comprised of Allstate Corporation, Chubb Corporation, CNA Financial Corporation, Hartford Financial Services Group, Inc., SAFECO Corporation, The St. Paul Companies and Travelers Property Casualty Corp. (the 'Old Peer Group'), to whom AIG compared itself in the 2000 Performance Graph. The Performance Graphs for the years prior to 1998 included General Re Corporation, which was acquired by Berkshire Hathaway, Inc., and USF&G Corporation, which was acquired by The St. Paul Companies. Travelers Property Casualty Corp., which was added to the Old Peer Group in 1998, is not included in the New Peer Group as its publicly traded shares were acquired by Citigroup, Inc. during 2000. The years prior to 1999 included CIGNA Corporation which has sold its property/casualty business so that AIG no longer considers it to be comparable to AIG in its overall business and operations. SAFECO Corporation was included in the Old Peer Group in 2000, but AIG does not currently consider it to be comparable to AIG. ACE Limited has been added to the New Peer Group in 2001 as its acquisition of domestic property/casualty operations has made it more comparable to AIG. American General Corporation and Lincoln National Corporation have been added to the New Peer Group in 2001 as AIG's increased life insurance and annuities business in the United States makes these companies more comparable to AIG. Dividend reinvestment has been assumed and, with respect to companies in the peer groups, the returns of each such company have been weighted to reflect relative stock market capitalization.

                         FIVE YEAR CUMULATIVE TOTAL RETURNS
                     VALUE OF $100 INVESTED ON DECEMBER 31, 1995


                                [PERFORMANCE CHART]

                                             1995     1996     1997     1998     1999     2000
                                             ----     ----     ----     ----     ----     ----
AIG.......................................  100.00   117.46   177.52   237.16   332.40   455.27
S&P 500...................................  100.00   122.96   163.98   210.85   255.21   231.98
New Peer Group............................  100.00   124.13   182.60   184.58   153.12   228.58
Old Peer Group............................  100.00   125.50   177.66   156.98   129.86   205.79

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Stock Option and Compensation Committee, comprised of Ms. Futter and Messrs. Cohen, Conable and Hoenemeyer for the year ended December 31, 2000, is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of AIG, as well as administering AIG's various employee stock option and other compensation plans.

    In determining the compensation which is appropriate for both the Chief Executive Officer and other members of senior management, the Stock Option and Compensation Committee's starting point is AIG's salary administration philosophy, which is to pay within a range that helps meet business objectives while considering external and internal influences and the level of funding allocated to employee compensation. At senior positions, one of the objectives is to pay at a level that allows AIG to attract, retain and motivate key executives by paying them competitively compared to peers within a selected group of major companies in the insurance industry (which includes companies in addition to those in the peer groups used for the performance graph presented above) while comparing AIG's performance to the performance of those companies. In so doing, a variety of factors are considered, including the performance of AIG relative to those companies as measured by standards such as net income and its growth over prior periods, return on equity and property and casualty underwriting performance; the level of compensation paid to senior officers within the selected group of companies; the level of individual contribution by AIG's senior officers to the performance of AIG, and, in the case of the Chief Executive Officer, his compensation as a percentage of net income. In determining 2000 compensation, the Committee did not use a specific formula in evaluating the various factors, in determining the specific amount of compensation payable or in determining the allocation of compensation to salary, bonus and stock option grants but believes that such compensation is commensurate with the services rendered. The weight given to each factor with respect to each element of compensation is within the individual discretion and judgment of each member of the Committee. Each member also takes the appropriateness of the entire package into account when evaluating each element of compensation. With respect to the Chief Executive Officer, the bonus was determined based upon 2000 performance goals established by the Committee pursuant to a performance-based compensation plan (the '1997 Plan') adopted and approved by the shareholders in 1997. The 2000 performance goals utilized both return on equity and net income as such terms are defined in the 1997 Plan.

    AIG's after-tax return on equity (excluding capital gains) was 15.1 percent for 1999 and 15.6 percent for 2000. The average after-tax return on equity (excluding capital gains) of the New Peer Group used for the performance graph presented above, was reported by Conning & Company, a leading insurance research and asset management company, to be 10.1 percent for 1999 and estimated by Conning to be 11.6 percent for 2000, respectively. AIG evaluates underwriting performance on the basis of the combined ratio (which is the sum of the statutory loss ratio and the statutory expense ratio), a measure of underwriting performance commonly used by property and casualty insurers. AIG's property and casualty underwriting performance for 1999 and 2000, as measured by its combined ratio, exceeded that of the New Peer Group. AIG's combined ratios for 1999 and 2000 were 96.35 and 96.73, respectively, while those for the New Peer Group averaged 104.8 and 102.3, respectively. The total compensation of the Chief Executive Officer for 2000 represented approximately 0.11 percent of net income of AIG for that year.

    In its consideration of the Chief Executive Officer's compensation, the Committee reviewed the activities and accomplishments of the Chief Executive during 2000 in promoting the long term development of AIG. In particular, the Committee considered his leadership in developing and implementing AIG's strategies for growth and global expansion, building AIG's life business globally, creating alliances and affiliations to broaden distribution, emphasizing technology and training and creating successful new business models in financial services and asset management. The Committee also reviewed the activities and accomplishments of the Chief Executive Officer in promoting the long term interests of AIG in the external environment through his participation as a leader of the insurance industry in efforts to shape the future of the financial services and insurance industries and his assumption of a leadership role in discussions on trade relations and international affairs.

    On the basis of the general factors set forth above, the Committee determined in 1999 the base salaries and participation in the supplementary bonus program for 2000 and bonuses for 1999 performance, and in 2000, the base salaries and participation in the supplementary bonus program for 2001 and the bonuses for 2000 performance.

    The Committee has recognized, in making these compensation determinations, that AIG has traditionally encouraged long-term strategic management and the enhancement of shareholder value by providing high performing key executives the opportunity for superior capital accumulation over the course of their careers with AIG in the form of stock options. This is a tradition that the Committee believes to have contributed significantly to AIG's considerable success over the years.

    Section 162(m) of the Internal Revenue Code (the 'Code') denies a tax deduction to any publicly-held corporation such as AIG for compensation paid to the chief executive officer and four most highly compensated officers of a corporation in a taxable year to the extent that any such individual's compensation exceeds $1,000,000 unless certain requirements for performance-based compensation are satisfied. It is currently the intention of AIG that all compensation for the Chief Executive Officer in excess of $1,000,000 will be performance-based and therefore will be deductible in accordance with Section 162(m). Bonus payments to the Chief Executive Officer for 2000 pursuant to the 1997 Plan will be deductible by AIG for federal income tax purposes.

    No member of the Committee is a former or current officer or employee of AIG or any of its affiliated companies or is receiving compensation from AIG in any capacity other than as a director of AIG and certain of its subsidiaries or as a committee member of a committee of directors.

                                         Stock Option and Compensation Committee
                                         American International Group, Inc.

                                         Marshall A. Cohen
                                         Barber B. Conable, Jr.
                                         Ellen V. Futter
                                         Frank J. Hoenemeyer

                         REPORT OF THE AUDIT COMMITTEE

    The role of the Audit Committee, comprised of Mrs. Hills and Messrs. Aidinoff, Conable, and Hoenemeyer for the year ended December 31, 2000, is to assist the Board of Directors in its oversight of AIG's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are 'independent', as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 13, 2001, a copy of which is attached to this Proxy Statement as an Appendix. As set forth in the Audit Committee's Charter, the management of AIG is responsible for the preparation, presentation and integrity of AIG's financial statements, AIG's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing AIG's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

    In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to AIG is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

    The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of AIG's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that AIG's auditors are in fact 'independent'.

    Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in AIG's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

                                             Audit Committee
                                             American International Group, Inc.

                                             M. Bernard Aidinoff
                                             Barber B. Conable, Jr.
                                             Carla A. Hills
                                             Frank J. Hoenemeyer

                          II. SELECTION OF ACCOUNTANTS

    The Audit Committee and the Board of Directors have recommended the employment of PricewaterhouseCoopers LLP as independent accountants of AIG for 2001. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    The fees billed by PricewaterhouseCoopers LLP for services rendered for the fiscal year ended December 31, 2000 include the following:

        Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the worldwide audit of AIG's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in AIG's Quarterly Reports on Form 10-Q for that fiscal year were $14,914,088.

        Financial Information Systems Design and Implementation Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000 were $94,482.

        All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for worldwide services rendered to AIG, other than the services described above under 'Audit Fees' and 'Financial Information Systems Design and Implementation Fees', for the fiscal year ended December 31, 2000 were $10,418,245.

    Approval of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

    Your Board of Directors recommends a vote FOR the proposal to employ PricewaterhouseCoopers LLP.

                           III. SHAREHOLDER PROPOSAL

    The Presbyterian Church (USA), 100 Witherspoon Street, Louisville, Kentucky 40202, which states that it owns 35,620 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by the sponsor are as follows:

         AMERICAN INTERNATIONAL GROUP INDEPENDENT NOMINATING COMMITTEE

WHEREAS, American International Group has, as a practical matter, no Nominating Committee, the full Board acting on the recommendation of the Executive Committee, most of whom are top management officials of American International Group;

WHEREAS, we believe our company would benefit from the leadership of directors who have been nominated through an independent process;

WHEREAS, five of the eight persons elected to the Board since 1996 have been employees of the company;

WHEREAS, we believe the creation of a Nominating Committee composed of independent directors would strengthen the possibility of having directors who will bring a fresh and independent viewpoint when needed to the deliberations of our Board;

THEREFORE, resolved that the Board of Directors create a Nominating Committee of at least four members, all of whom shall be independent directors who:

    1. have not been executives of the company or its affiliates during the last five years,

    2. are not, and have not been, members of organizations that are among the company's paid advisors or consultants,

    3. are not employed by significant customers or suppliers,

    4. do not, and did not, have personal services contracts with the company,

    5. are not employed by tax-exempt organizations that receive significant contributions from the company,

    6. are not relatives of any management of the company,

    7. are not officers of corporations which the Chairman, CEO, President, or any other officer of American International Group serves as a director.

                              SUPPORTING STATEMENT

    We religious shareholders believe that directors who are free of any relationships which might influence or preclude their ability to exercise oversight of management and operations when needed are beneficial to a corporation. Such independence serves shareholders in numerous ways including resolution of conflicting views within management, or raising important financial, public policy or corporate policy and practice issues, such as equal employment opportunity and workforce diversity.

    Corporate leaders and institutional investors recognize the value of independence. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93 percent believed that a majority of the board should be composed of outside, independent directors. A majority also believed that the nominating committee should consist entirely of outside, independent directors. We agree.

    A Nominating Committee composed solely of independent directors would remove any question that candidates for the Board had been selected only by the current management. The use of the AIG Executive Committee, most of whose members are current management, to initially screen possible board members may result in a Board with independent, impartial directors. This is not guaranteed, however. The adoption of this proposal would establish an unclouded process, and insure that candidates are proposed through a thoroughly independent, objective process. Management controls nearly 30 percent of the shares voted, and wants its views taken into consideration. The views of shareholders supporting this proposal (26.8 percent voted for this proposal in 2000) should be as well. We ask again for your support.

                      MANAGEMENT'S STATEMENT IN OPPOSITION

    Your Board of Directors opposes this proposal. Your current Board and its predecessors have led AIG to prosperity and growth in value for all shareholders; AIG's long-term performance has consistently outpaced that of its competitors. Your Board of Directors does not believe that there would be any improvement in the composition of the Board or the performance of AIG if the proposal were to be adopted. Your Board of Directors stresses the complete participation of ALL MEMBERS in the Board decision-making process, without distinction based on employee or independent status. To reflect what has been AIG's practice in the nomination process, your Board this year amended AIG's By-Laws to provide that the entire Board, rather than the Executive Committee, would act as a nominating committee. Your Board believes that the views of management are critically important to the nominating process at AIG, where management directors have substantial personal ownership of AIG shares (68,631,376 shares with a market value of $5.8 billion at January 31, 2001) and their interests as shareholders are entirely consistent with those of nonaffiliated shareholders. These management directors also have the power to vote an additional 432,333,571 shares with a market value of $36.8 billion at that date, so that in the aggregate, these management directors vote 500,964,947 shares with a market value of $42.6 billion at January 31, 2001. There is no justification for excluding this substantial interest from the nominating process. Your Board serves as a committee of the whole in the election process; the views of the independent directors are well represented. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is fully discussed by the Board. In sum, your Board of Directors believes that its existing policies and practices with respect to the nominating process have resulted in significant benefit to both AIG and its shareholders, and that the suggested changes are neither necessary nor appropriate. Therefore, your Board of Directors urges a vote against this proposal.

    Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

    Your Board of Directors recommends a vote AGAINST this proposal.

                            IV. SHAREHOLDER PROPOSAL

    Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, California 94111-1024, which states that it owns the requisite number of shares of AIG Common Stock to present a shareholder proposal, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The Sisters of Notre Dame de Namur, California Province, 14800 Bohlman Road, Saratoga, California 95070-6399 and Progressive Investment Management, 2435 SW Fifth Avenue, Portland, Oregon 97201 on behalf of proponents Robert and Martha Abshear, who state that they own at least 200 and 537 shares, respectively, have notified AIG that they are joining as proponents of the resolution to be proposed by Catholic Healthcare West. The text of the resolution and the supporting statement submitted by the sponsors are as follows:

         FINANCIAL AND SOCIAL ACCOUNTABILITY IN EXECUTIVE COMPENSATION

    We believe that both social and financial criteria should be factors in fixing compensation packages for top corporate officers. Public scrutiny on compensation has reached a new intensity -- not just for the Chief Executive Officer, but for all executives. Too often, top executives receive considerable increases in compensation packages even when corporate financial performance is mediocre or poor and stockholders watch dividends slip and stock prices drop.

    Increases in CEO compensation continue to dwarf the compensation increases enjoyed by employees. In the 1990's, while corporate profits rose 108%, workers' pay rose 28% while CEO pay increased by 481%.

    Shareholders need to be vigilant and challenge executive pay packages that reward bad social or financial performance, asking themselves: if top officers' pay for a given year should be reduced if the company suffers from poor corporate citizenship that harms our corporate image or results in costly fines, protracted litigation, loss of government contracts, or significant loss of market share on their watch.

    Companies such as Bristol-Myers Squibb, Eastman Kodak, IBM and Procter and Gamble have reported to shareholders on how they integrate these factors into their compensation packages, understanding the importance of being socially responsible.

    We believe these questions deserve the careful scrutiny of our Board of Directors and the Compensation Committee and go beyond what the SEC requires a company to include in the annual proxy statement.

    RESOLVED: Shareholders request the Board institute a special Executive Compensation Review and prepare a report available to shareholders four months from the date of the annual meeting, with the results of the review and recommended changes in practice. This review shall cover pay, benefits, perks, stock options, and special arrangements in the compensation packages for top executives. The review should focus on the following questions:

    1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae.

    2. Ways to link compensation to corporate social performance (e.g., incentives given for meeting or surpassing certain goals such as increasing investments targeted toward the revitalization of distressed urban and rural areas).

    3. Comparison of compensation packages for company officers with lowest paid company employees in the U.S. and around the world.

    4. Whether there should be a ceiling on top executives' salaries to prevent our company from paying excessive compensation or a ratio linking the top salary and the lowest salary.

    5. Whether compensation should be frozen in the event of massive layoffs.

                      MANAGEMENT'S STATEMENT IN OPPOSITION

    Your Board of Directors opposes this proposal. While your Board strongly believes that executive compensation should be directly linked to financial performance, your Board believes that this objective is best achieved through action and not through study. As discussed in the Report of the Stock Option and Compensation Committee on Executive Compensation, the Committee considered a number of measures of financial performance in setting the compensation of the senior managers of AIG. Moreover, the Committee expressly considered the pay practices of AIG competitors. These actions are much more effective in linking executive compensation to financial performance than any compensation study the Board could have prepared.

    Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

    Your Board of Directors recommends a vote AGAINST this proposal.

                            V. SHAREHOLDER PROPOSAL

    The Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, who state that they own 200 shares of AIG Common Stock, have notified AIG in writing that they intend to present a resolution for action by the shareholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by the sponsor are as follows:

                       EQUAL EMPLOYMENT DIVERSITY REPORT

    Equal employment is a key issue for shareholders. The bipartisan Glass Ceiling Commission Study released in 1995 states that a positive diversity record also has a positive impact on the bottom line. This study is important for shareholders because it shows how many corporations in the United States select for advancement from less than 50 percent of the total talent available in our work force.

     Women and minorities comprise 57 percent of the work force, yet represent only 3 percent of executive management positions.

     Women who were awarded more than half of all MBA degrees represent less than 5 percent of senior-level management positions.

    These statistics show the limits placed on selecting the most talented people for top management positions. Not attending to diversity impacts the bottom line because of the real costs of discrimination cases, the potential loss of government contracts and the financial ramifications of a damaged corporate image:

    a) In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott.

    b) In 1996 the Wall Street Journal reported that Shoney's earnings for fiscal year 1992 posted a direct loss of $16.6 million as a result of settling a racial discrimination suit for $134.5 million.

    c) In 1997 Denny's reported it was still trying to win back its minority customers, lost after a 1992 discrimination complaint.

    d) In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment.

    More than 150 major employers publicly report their work force diversity to their shareholders. Examples include Disney/ABC Commitment Report, USAir Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and the Texaco Diversity Report. These companies and many others regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

    RESOLVED: The shareholders request our company prepare a report 'at reasonable cost' a report to shareholders 'which may omit confidential information' to be made available to shareholders four months from the date of the annual meeting, which includes:

    a) the EEO-1 report in standard federal government categories according to gender and race in each of the nine major EEOC-defined categories for the previous three years;

    b) a description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or ethnic minorities;

    c) a description of the company's efforts to increase its business with females and minority suppliers and service-providers;

    d) a general description of how the company publicizes our company's policies and programs to merchandise suppliers and services providers.

                      MANAGEMENT'S STATEMENT IN OPPOSITION

    Your Board of Directors opposes this proposal. AIG is fully committed to providing equal employment opportunity and complying with equal employment laws. It is AIG's policy to recruit, hire, train and promote into all job levels the most qualified applicants without regard to race, color, religion, sex, national origin, age, sexual orientation, handicap or veteran status. All employees at every level are judged only on the basis of their contribution to AIG with emphasis placed on qualities such as imagination, initiative and integrity. Your Board of Directors believes that the key to non-discrimination is a qualitative rather than a quantitative methodology.

    Your Board of Directors urges a vote against this proposal. The goal of equal employment opportunity is worthy; it is also one to which AIG has always been committed. In your Board of Directors' judgment, providing reports is not the appropriate approach and would not enhance AIG's efforts to provide equal opportunity.

    Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

    Your Board of Directors recommends a vote AGAINST this proposal.

                            VI. SHAREHOLDER PROPOSAL

    The AFL-CIO Staff Retirement Plan, 815 Sixteenth Street, N.W., Washington, D.C. 20006, who states that it owns 34,613 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by the sponsor are as follows:

              SHAREHOLDER PROPOSAL -- AMERICAN INTERNATIONAL GROUP

    RESOLVED, that the shareholders of American International Group, Inc. ('AIG') urge the board of directors (the 'Board') to adopt a policy requiring that a majority of directors on the Board be independent. A director is independent if he or she: (1) has not been employed by AIG or any subsidiary of AIG in the last five years, (2) is not, and is not affiliated with, a company or firm that is an adviser or consultant to AIG or a member of AIG's senior management, (3) is not affiliated with a significant customer or supplier of AIG, (4) has not had, within the last five years, a business relationship with AIG (other than service as a director) for which AIG has been required to make disclosure under Regulation S-K of the rules of the Securities and Exchange Commission, (5) is not an officer of a company on whose board AIG's chairman and chief executive officer serves, (6) does not have a personal service contract with AIG, and (7) is not an immediate family member of any person described above.

                              SUPPORTING STATEMENT

    The corporate board of directors serves as the central mechanism for monitoring management on behalf of the firm's shareholders. Because the board's vigilance in carrying out that role is so important to corporate functioning, and because the interests of non-independent directors may be aligned with management, we believe that it is critical for corporate boards to consist of a majority of independent directors.

    As stated in Directors and Boards, 'A director's greatest virtue is the independence which allows him or her to challenge management decisions and evaluate corporate performance from a completely free and objective perspective. A director should not be beholden to management in any way.' (Summer 1996) Studies have shown that outside directors are more likely to remove CEOs at underperforming companies, M.S. Weisbach, 'Outside Directors and CEO Turnover,'
J. Fin. Econ. 20, 431-460 (1988), and that corporations with active and independent boards enjoy superior performance. Ira Millstein & Paul MacAvoy, 'The Active Board of Directors and Improved Performance of the Large Publicly-Traded Corporation,' Yale School of Management Working Paper No. 49
(1997).

    AIG's board is dominated by non-independent directors. Of the 17 directors, nine -- more than half -- are officers of AIG or one of its subsidiaries. (An additional inside director, Evan Greenberg, resigned from the Company on September 19, 2000.) One director is affiliated with a law firm that has provided legal services to AIG. AIG's Board has come under increasing criticism for its lack of independence: an October 2000 article in Chief Executive magazine identified AIG's as one of the worst boards in America.

    We believe that AIG would benefit from a more independent board. The definition of independence established in this proposal provides clear guidance in determining whether a director is independent, and operates to exclude directors whose relationships with the Company may compromise their objectivity.

    We urge shareholders to vote FOR this proposal.

                      MANAGEMENT'S STATEMENT IN OPPOSITION

    Your Board of Directors opposes this proposal. In the selection of candidates for Board membership, your Board seeks to select and recommend the best qualified persons based upon their individual talents, experience and abilities. In considering potential candidates, your Board considers whether the candidate has a relationship with AIG and this factor is given appropriate consideration by the Board. However, the Board does not believe that this is the sole or exclusive criteria for Board membership. As a result, this proposal, if enacted, would compromise your Board's responsibility to recommend only those individuals who would best serve the interests of the shareholders and hinder its ability to make recommendations based on the composition of the Board as a whole.

    In February, your Board considered and elected two additional members who have no other relationship with AIG, Messrs. Holbrooke and Zarb, and Mr. Gonda, an employee of AIG, retired from the Board at December 31, 2000. As a result, AIG now has a majority of 'independent' directors as defined by the New York

Stock Exchange. Your Board of Directors does not believe that there would be any demonstrable improvement in the composition of the Board or the performance of AIG if the proposal were to be adopted.

    Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

    Your Board of Directors recommends a vote AGAINST this proposal.

               VII. SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year's Proxy Statement should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 10, 2001. Under the AIG By-Laws, notice of any other shareholder proposal to be made at the 2002 Annual Meeting of Shareholders must be received not less than 90 nor more than 120 days prior to May 16, 2002 unless the 2002 Annual Meeting is not scheduled to be held on a date between April 16, 2002 and June 15, 2002, in which case notice must be received no less than the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-Laws may be obtained from the Secretary of AIG.

                              VIII. OTHER MATTERS

    Your Board of Directors knows of no other matters to be presented at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled 'Report of the Stock Option and Compensation Committee on Executive Compensation'; 'Report of the Audit Committee' (to the extent permitted by the rules of the Securities and Exchange Commission); 'Performance Graph'; and the Audit Committee Charter attached as Appendix A shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

PROXY SOLICITATION

    AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

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
                                                                        APPENDIX

                       AMERICAN INTERNATIONAL GROUP, INC.
                            AUDIT COMMITTEE CHARTER

    I. Composition of the Audit Committee: The Audit Committee shall be comprised of at least three directors, each of whom shall have no relationship to American International Group, Inc. ('AIG') that may interfere with the exercise of their independence from management. AIG shall otherwise satisfy the applicable listing requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

    II. Purposes of the Audit Committee: The purposes of the Audit Committee are to assist the Board of Directors:

        1. in its oversight of AIG's accounting and financial reporting principles and policies and internal audit controls and procedures;

        2. in its oversight of AIG's financial statements and the independent audit thereof;

        3. in selecting, evaluating and, where deemed appropriate, replacing the outside auditors (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement); and

        4. in evaluating the independence of the outside auditors.

    The function of the Audit Committee is oversight. The management of AIG is responsible for the preparation, presentation and integrity of AIG's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure the effectiveness and efficiency of operations, the reliability of financial reporting and compliance with accounting standards and applicable laws and regulations. The internal auditing department is responsible for reviewing the adequacy and effectiveness of the system of internal controls. The outside auditors are responsible for planning and carrying out a proper audit of AIG's annual financial statements, reviews of AIG's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures to ensure, among other things, that such financial statements are in accordance with generally accepted accounting principles. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of AIG or its subsidiaries and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct 'field work' or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside AIG from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and
(iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to AIG or its subsidiaries.

    The outside auditors for AIG are ultimately accountable to the Board of Directors, as assisted by the Audit Committee. The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select the outside auditors for nomination, to nominate the outside auditors to be proposed for shareholder approval in the proxy statement, evaluate and, where appropriate, replace the outside auditors.

    The outside auditors shall submit to AIG annually a formal written statement delineating all relationships between the outside auditors and AIG and its subsidiaries ('Statement as to Independence'), addressing the non-audit services provided to AIG or its subsidiaries and the matters set forth in Independence Standards Board Standard No. 1.

    The outside auditors shall submit to AIG annually a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors: (i) the audit of AIG's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in AIG's Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

    III. Meetings of the Audit Committee: The Audit Committee shall meet four times annually, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements. In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article IV, the Audit Committee should meet separately at least annually with management, the director of the internal auditing department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of AIG or its subsidiaries or AIG's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

    IV. Duties and Powers of the Audit Committee: To carry out its purposes, the Audit Committee shall have the following duties and powers:

        1. with respect to the outside auditor,

           (i) to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

           (ii) to review the fees charged by the outside auditors for audit and non-audit services;

           (iii) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of AIG's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

           (iv) if applicable, to consider the effect of the outside auditors' provision of (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to AIG or its subsidiaries on the independence of the outside auditors; and

           (v) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

        2. with respect to the internal auditing department,

           (i) to review the appointment and replacement of the director of the internal auditing department; and

           (ii) to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, if requested, the significant reports to management prepared by the internal auditing department and management's responses thereto;

        3. with respect to financial reporting principles and policies and internal audit controls and procedures,

           (i) to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues;

           (ii) to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

            deficiencies noted in the audit in the design or operation of internal controls;

            consideration of fraud in a financial statement audit;

            detection of illegal acts;

            the outside auditor's responsibility under generally accepted auditing standards;

            significant accounting policies;

            management judgments and accounting estimates;

            adjustments arising from the audit;

            the responsibility of the outside auditor for other information in documents containing audited financial statements;

            disagreements with management;

            consultation by management with other accountants;

            major issues discussed with management prior to retention of the outside auditor;

            difficulties encountered with management in performing the audit;

            the outside auditor's judgments about the quality of the entity's accounting principles; and

            reviews of interim financial information conducted by the outside auditor;

           (iii) to meet with management, the director of the internal auditing department and/or the outside auditors:

            to discuss the scope of the annual audit;

            to discuss the audited financial statements;

            to discuss any significant matters arising from any audit or report or communication referred to in items 2(ii) or 3(ii) above, whether raised by management, the internal auditing department or the outside auditors, relating to AIG's financial statements;

            to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

            to discuss significant changes to AIG's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and

            to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

           (iv) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

           (v) to discuss with AIG's General Counsel any significant legal matters that may have a material effect on the financial statements, AIG's compliance policies, including material notices to or inquiries received from governmental agencies; and

        4. with respect to reporting and recommendations,

           (i) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in AIG's annual proxy statement;

           (ii) to review this Charter at least annually and recommend any changes to the full Board of Directors; and

           (iii) to report its activities to the full Board of Directors and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

    V. Resources and Authority of the Audit Committee: The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

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
                                     [LOGO]

                       AMERICAN INTERNATIONAL GROUP, INC.
               WORLD LEADERS IN INSURANCE AND FINANCIAL SERVICES

                       [Logo] PRINTED ON RECYCLED PAPER

PROXY                                                                Appendix 1

                      AMERICAN INTERNATIONAL GROUP, INC.
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 16, 2001
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints M.R. Greenberg, Edward E. Matthews and Howard I. Smith and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed on the reverse side hereof, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of American International Group, Inc. to be held at 72 Wall Street, Eighth Floor, New York, New York, on Wednesday, May 16, 2001 at 11:00 a.m., and all adjournments thereof.

                                                    (change of address/comments)

                                                    ----------------------------

                                                    ----------------------------

                                                    ----------------------------

                                                    ----------------------------
                                                    (If you have written in the
                                                    above space, please mark the
                                                    corresponding box on the
                                                    reverse side of this card)

   PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT
            PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.
                                                                     SEE REVERSE
                                                                         SIDE

[X] Please mark your
    votes as in this
    example.

Unless otherwise marked, the proxies are appointed with authority to vote "FOR" all nominees for election. "FOR" Item 2, "AGAINST" Item 3, Item 4, Item 5 and
Item 6, and in their discretion to vote upon matters that may properly come before the meeting.

---------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" all nominees in Item 1 and "FOR" Item 2.
---------------------------------------------------------------------------------------------------------------------------
Election as Directors of the following identified in the Proxy Statement:*
01. M. Aidinoff       10. F. Hoenemeyer                                       1. Election of     FOR    WITHHOLD    FOR ALL
02. E. Broad          11. R. Holbrooke                                           Directors                          EXCEPT
03. P. Chia           12. E. Matthews                                                            [ ]       [ ]        [ ]
04. M. Cohen          13. H. Smith
05. B. Conable        14. T. Tizzio
06. M. Feldstein      15. E. Tse
07. E. Futter         16. J. Wintrob
08. M. Greenberg      17. F. Wisner
09. C. Hills          18. F. Zarb                                             2. Appointment of  FOR    WITHHOLD    FOR ALL
                                                                                 Independent                        EXCEPT
*Note: If you do not wish your shares voted                                      Accountants     [ ]       [ ]        [ ]
"FOR" a particular nominee, mark the
"FOR ALL EXCEPT" box and strike a line through that
nominee's name. Your shares will be voted for
the remaining nominee(s).

---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Board of Directors recommends a vote "AGAINST" Items 3,4,5 and 6
--------------------------------------------------------------------------------
3. Shareholder Proposal                  FOR        AGAINST       ABSTAIN
   Described in the Proxy
   Statement                             [ ]          [ ]           [ ]

4. Shareholder Proposal
   Described in the Proxy                [ ]          [ ]           [ ]
   Statement

5. Shareholder Proposal
   Described in the Proxy                [ ]          [ ]           [ ]
   Statement

6. Shareholder Proposal
   Described in the Proxy                [ ]          [ ]           [ ]
   Statement
--------------------------------------------------------------------------------

                       If you have noted either an address change or made comments on the reverse side of the card, mark here. [ ]

                                                Please Sign, Date and Return the
                                                 Proxy Card Promptly Using the
                                                       Enclosed Envelope.

SIGNATURE(S)                                           DATE
            -----------------------------------------       -----------------
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, corporate officer or guardian, please give full title as such.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL



                                   [AIG LOGO]

                       American International Group, Inc.

Dear Shareholder:

American International Group, Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or by telephone. By doing this, you will not need to return the proxy card.

To vote your shares by telephone or electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system. You may vote by telephone or over the Internet 24 hours a day, seven days a week until 11:59 p.m., New York City time on May 15, 2001.

1. To vote by telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683).

2.   To vote over the Internet: Go to the web site http://www.eproxyvote.com/aig

Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares by telephone or over the Internet, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.